CAVALIER FUNDS
(Updated August 20, 2015)
Plan of Distribution Pursuant to Rule 12b-1
WHEREAS, Starboard Investment Trust, a statutory trust organized and existing under the laws of the state of Delaware (the "Trust"), engages in business as an open‑end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");
WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), in separate series representing the interests in separate funds of securities and other assets;
WHEREAS, the Trust offers a series of such Shares representing interests in the on behalf of the Funds list on Appendix A (each referred to herein as the "Fund") of the Trust, which Shares are classified into Institutional Class Shares and Advisor Class Shares;
WHEREAS, the Trust desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Advisor Class Shares of the Fund;
WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non‑Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto;
NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b‑1 under the 1940 Act, with respect to the Advisor Class Shares of the Fund, on the following terms and conditions:
1.	Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Advisor Class Shares of the Fund, which activities may include, but are not limited to, the following:
(a)	payments to the Trust's distributor (the "Distributor") and to securities dealers and others in respect of the sale of Advisor Class Shares of the Fund;
(b)	payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Advisor Class Shares of the Fund or who render shareholder support services not otherwise provided by the Trust's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Advisor Class Shares of the Fund, and providing such other shareholder services as the Trust may reasonably request;

(c)	formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;
(d)	preparation, printing, and distribution of sales literature;
(e)	preparation, printing, and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;
(f)	holding seminars and sales meetings designed to promote the distribution of Advisor Class Shares;
(g)	obtaining information and providing explanations to wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund;
(h)	training sales personnel regarding the Advisor Class Shares of the Fund; and
(i)	obtaining such information, analyses, and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.
The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Advisor Class Shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.
2.	Maximum Expenditures. The expenditures to be made by the Advisor Class Shares of the Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed an amount calculated at the rate of up to 1.00% (0.25% for service fees and 0.75% for distribution fees) per annum of the average daily net asset value of the Advisor Class Shares of the Fund for each year or portion thereof included in the period for which the computation is being made, elapsed since the inception of this Plan to the date of such expenditures. Notwithstanding the foregoing, in no event may expenditures paid by the Advisor Class Shares of the Fund as service fees to any person who sells the Advisor Class Shares of the Fund exceed an amount calculated at the rate of 0.25% of the average annual net assets of such shares. Payments for distribution and shareholder servicing activities may be made directly by the Trust or to other persons with which the Trust has entered into agreements related to this Plan.
3.            Term and Termination.
(a)	This Plan shall become effective with respect to the Advisor Class Shares on the date that the Advisor Class Shares commences operation.
(b)	Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date of the Plan for the Fund with respect to its Advisor Class Shares and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non‑Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

(c)	This Plan may be terminated at any time with respect to the Fund by a vote of a majority of the Non‑Interested Trustees or by a vote of a majority of the outstanding voting securities of the Advisor Class Shares of the Fund as defined in the 1940 Act.
4.	Amendments. No material amendment to this Plan shall be made unless: (a) it is approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof; and (b) if the proposed amendment will increase materially the maximum expenditures permitted by Section 2 hereof, it is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.
5.	Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non--Interested Trustees.
6.	Quarterly Reports. The Trust's Distributor or an officer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.
7.	Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.
8.	Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term "Starboard Investment Trust" means and refers to the Trustees from time to time serving under the Trust's Declaration of Trust ("Declaration of Trust") as filed with the Securities and Exchange Commission. The execution of this Plan has been authorized by the Trustees, acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust's Declaration of Trust.

APPENDIX A
(Updated August 20, 2015)
FUNDS SCHEDULE
Cavalier Dividend Income Fund
This Plan is effective September 20, 2012 with respect to the Cavalier Dividend Income Fund (formerly the Rx Dividend Income Fund), being the date the Advisor Class Shares commenced operations.
Cavalier Dynamic Growth Fund
This Plan is effective February 18, 2011 with respect to the Cavalier Dynamic Growth Fund (formerly the Rx Dynamic Growth Fund), being the date the Advisor Class Shares commenced operations.
Cavalier Dynamic Total Return Fund
This plan is effective February 25, 2011 with respect to the Cavalier Dynamic Total Return Fund (formerly the Rx Dynamic Total Return Fund), being the date the Advisor Class Shares commenced operations.
Cavalier Fundamental Growth Fund
This plan is effective November 4, 2013 with respect to the Cavalier Dynamic Total Return Fund (formerly the Rx Dynamic Total Return Fund), being the date the Advisor Class Shares commenced operations.
Cavalier High Income Fund
This Plan is effective September 20, 2012 with respect to the Cavalier High Income Fund (formerly the Rx High Income Fund), being the date the Advisor Class Shares commenced operations.
Cavalier Multi Strategist Fund
This Plan is effective September 20, 2012 with respect to the Cavalier Multi Strategist Fund (formerly the Rx Premier Managers Fund), being the date the Advisor Class Shares commenced operations.
Cavalier Non Traditional Fund
This Plan is effective September 20, 2012 with respect to the Cavalier Non Traditional Fund (formerly the Rx Non Traditional Fund), being the date the Advisor Class Shares commenced operations.
Cavalier Tactical Rotation Fund
This Plan is effective September 20, 2012 with respect to the Cavalier Tactical Rotation Fund (formerly the Rx Tactical Rotation Fund), being the date the Advisor Class Shares commenced operations.

Cavalier Traditional Equity Fund
This Plan is effective September 20, 2012 with respect to the Cavalier Traditional Equity Fund (formerly the Rx Traditional Equity Fund), being the date the Advisor Class Shares commenced operations.
Cavalier Traditional Fixed Income Fund
This Plan is effective September 20, 2012 with respect to the Cavalier Traditional Fixed Income Fund (formerly the Rx Traditional Fixed Income Fund), being the date the Advisor Class Shares commenced operations.